Exhibit 99.1

JAMES GEISLER JOINS DYNCORP INTERNATIONAL BOARD OF DIRECTORS

FALLS CHURCH, Va. – (September 24, 2012)—DynCorp International (DI) today announced that it has named James Geisler to its board of directors.

“We feel very fortunate to have Jim join our board,” said DynCorp International chairman and CEO Steve Gaffney. “He has a successful track record leading companies in multiple industries and his innovative perspective will be a valuable asset to DI’s business moving forward.”

Mr. Geisler is chief operating officer and chief financial officer at CreoSalus, a Kentucky-based life-science company. Before joining CreoSalus in 2010, he spent 17 years with United Technologies Corporation, a $50 billion revenue enterprise with 220,000 employees globally, operating in six industries including the aerospace and security industries. Mr. Geisler was co-chief financial officer of the public company for four years with responsibilities including Treasury, Investor Relations and Financial Planning. In addition, he also served as vice president of strategy in charge of business development and acquisitions. His career began with General Electric’s aerospace business with assignments in the U.S. and Asia. In 2006 and 2007, he was listed as a “Top Three CFO” by Institutional Investor magazine. Mr. Geisler has a master’s in business administration from the University of Virginia and a Bachelor of business administration degree in finance from the University of Kentucky.

About DynCorp International

DynCorp International is a global government services provider working in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy and international development. DI operates major programs in logistics, platform support, contingency operations and training and mentoring to reinforce security, community stability and the rule of law. DynCorp International is headquartered in Falls Church, Va. For more information, visit our blogs or see DynCorp International’s LinkedIn profile.